  As filed with the Securities and Exchange Commission on October 8, 1996
                                                   Registration No.033-69110-S
-------------------------------------------------------------------------------
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                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                         ----------------------

                        POST-EFFECTIVE AMENDMENT
                           NO. 5 ON FORM S-3
                          [FORMERLY FORM SB-2]
                      REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933
                        ----------------------
                       ACRES GAMING INCORPORATED
        (Exact name of Registrant as specified in its charter)

           Nevada                                   88-0206560
  (State of Incorporation)              (I.R.S. Employer Identification No.)

                        815 N.W. Ninth Street
                       Corvallis, Oregon 97330
                            (541) 753-7648
 (Address, Including Zip Code, and Telephone Number, Including Area Code,
              of Registrant's Principal Executive Offices)

                            Robert W. Brown
                       CHIEF FINANCIAL OFFICER
                      ACRES GAMING INCORPORATED
                       815 N.W. Ninth Street
                      Corvallis, Oregon 97330
                            (541) 753-7648
     (Name, Address, Including Zip Code, and Telephone Number,
              Including Area Code, of Agent for Service)

                              Copies to:
                       Patrick J. Simpson, Esq.
                         Sehar S. Ahmed, Esq.
                             PERKINS Coie
                   1211 S.W. Fifth Avenue, Suite 1500
                           Portland, OR 97204
                             (503) 727-2000

     Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

     If any securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                               ----------------------

                      723,506 SHARES OF COMMON STOCK AND
                                  145,000 UNITS
CONSISTING OF 145,000 SHARES OF COMMON STOCK AND 72,500 REDEEMABLE COMMON STOCK
                               PURCHASE WARRANTS OF

                          ACRES GAMING INCORPORATED

                             --------------------


     The Units offered hereby are being offered by Acres Gaming Incorporated (the "Company") and may be issued and sold from time to time by the Company upon exercise of certain underwriter's warrants (the "Underwriter's Warrants") at an exercise price of $6.00 per share. Each Unit offered hereby consists of one share of the Company's common stock, $.01 par value ("Common Stock"), and one-half of a Redeemable Common Stock Purchase Warrant ("Redeemable Warrant"). The Common Stock and Redeemable Warrants are detachable and are separately transferable following issuance. The Company will receive proceeds from the exercise of the Underwriter's Warrants equal to the exercise price of $6.00 per share. The shares of Common Stock being offered hereby (the "Shares") consist of 723,506 Shares which may be issued and sold from time to time by the Company upon exercise of Redeemable Warrants. Each Redeemable Warrant entitles the holder ("Warrantholder") thereof to purchase one share of Common Stock at a price equal to $7.50 per share, subject to adjustment as a result of certain events. See "Description of Securities." The Company will receive proceeds from the exercise of the Redeemable Warrants equal to the exercise price of $7.50 per share.

     The Company's Units, Common Stock and Redeemable Warrants are currently traded over-the-counter on the Nasdaq Small Cap Market under the symbols "AGAMU," "AGAM" and "AGAMW", respectively. On October 1, 1996, the closing bid prices for the Units, the Common Stock and the Redeemable Warrants were $16.75, $14.13 and $6.86, respectively.

                             --------------------

     SEE "RISKS FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE UNITS AND THE SHARES.

                             --------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NEITHER THE NEVADA GAMING COMMISSION NOR THE NEVADA STATE GAMING CONTROL BOARD NOR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


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                           PRICE TO   UNDERWRITING DISCOUNT     PROCEEDS TO
                            PUBLIC       AND COMMISSIONS         COMPANY(1)
------------------------------------------------------------------------------
PER SHARE(2) ............  $     7.50       $                    $     7.50
PER UNITS(3) ............  $     6.00       $                    $     6.00
TOTAL ...................  $6,296,295       $                    $6,296,295
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(1)  Expenses of this offering, estimated at $55,216.00, are payable by the
     Company.
(2) Based upon the exercise price of the Redeemable Warrants of $7.50 per Share
(3) Based upon the exercise price of the Underwriter's Warrants of $6.00 per Unit.

                             --------------------

                  THE DATE OF THIS PROSPECTUS IS OCTOBER 8, 1996

                          AVAILABLE INFORMATION

     The Company has filed Post-Effective Amendment No. 5 on Form S-3, which amends the registration statement on Form SB-2 (File No. 33-69110-S) (the "Registration Statement") first filed with the Securities and Exchange Commission (the "Commission") on September 20, 1993, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Units and Shares offered hereby. The Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company, the Units and the Shares, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Registration Statement is available for review at the Commission's offices in Washington, D.C. All or part of the Registration Statement may be inspected and copied, upon payment of the prescribed fees, at the Public Reference Section of the Commission, 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C., 20549-1004 and at the Commission's Website at http://www.sec.gov.

     In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at, and copies of such material obtained at prescribed rates from, the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, at the Commission's Website at http://www.sec.gov and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511.

     The Company currently furnishes Annual Reports to its Shareholders and intends to continue to do so.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the year ended June 30, 1996, including financial statements incorporated by reference.

     2. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on September 27, 1993, under Section 12(g) of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus, and the Registration Statement of which it is a part, to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or Registration Statement.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to Robert W. Brown, Chief Financial Officer, at the Company's principal executive offices, Acres Gaming Incorporated, 815 N.W. Ninth Street, Corvallis, Oregon, 97330, telephone (541) 753-7648. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                           PROSPECTUS SUMMARY

                              THE COMPANY

     Acres Gaming Incorporated (the "Company") develops, manufactures and markets electronic game promotion, slot accounting, and game monitoring systems to the casino gaming industry. Its Concept III products are designed to enhance casino profitability by providing entertainment and incentives to players of slot machines and collecting and analyzing data for use by casino managers. The Concept III technology improves the efficiency of bonus and incentive programs currently offered by many casinos, and makes possible bonus and incentive programs that have not previously been offered. A number of the primary manufacturers of slot machines have made extensive changes to the software used in their machines to support the Concept III technology.

     The Company currently offers products in four major categories:

     -  Bonusing
     -  Progressive jackpots
     -  Slot accounting
     -  Player tracking

     Bonusing and progressive jackpot systems, which provide players with opportunities for additional play and special pay-outs, are designed to enhance interest in the machines and games to which they are attached. The slot accounting products collect, analyze and report data to casino managers to satisfy accounting and regulatory requirements and to enable casino management to analyze the performance of each gaming device by type and location. Player tracking systems allow a casino to monitor the playing patterns of individual players or selected groups of players and to develop incentives and promotions for those players.

     Concept III and its component products are a modular, integrated system. The slot accounting, player tracking, progressive jackpot and bonusing modules can be purchased and installed individually or as an integrated system. Modularity permits a casino to introduce Concept III in stages, adding modules as additional functions are desired. The modular design also is intended to permit products that may be developed in the future to be integrated into the Concept III system.

     The Company was incorporated under the laws of the State of Nevada in January 1985. The Company's principal office is located at 815 N.W. Ninth Street, Corvallis, Oregon 97330. Its telephone number is (541) 753-7648.

                               RISK FACTORS

     An investment in the Units and in the Shares offered hereby involves a high degree of risk. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Prospective investors should consider the following factors, among others, in making a decision concerning purchase of the Units or the Shares offered hereby:

     LIMITED OPERATING HISTORY; LOSSES. Although the Company was incorporated in January 1985, the Company did not make initial installations of its Concept III product line until the fiscal year ended June 30, 1992. The Company's limited operating history makes the prediction of future operating results difficult. For the fiscal year ended June 30, 1996, the Company had revenues of $6,942,000 and a net loss of $1,641,000. The Company also incurred net losses for the fiscal years ended June 30, 1995, 1994, 1993 and 1992. At June 30, 1996, the Company had an accumulated deficit of $7,313,000.

     PRODUCT CONCENTRATION. The Company derives substantially all of its revenues from the sale of products in its Concept III system and the Company's future success will depend on its ability to continue to generate sales of these products. A decline in demand or prices for the Company's Concept III system, whether as a result of new product introduction or price competition from competitors, technological changes, or failure of the Company's Concept III system to address customer requirements or otherwise, could have a material adverse effect on the Company's revenues and operating results.

     MANAGEMENT OF GROWTH. The Company has recently experienced significant growth in its business, which has placed, and if sustained will continue to place, a substantial burden on its operational, administrative and financial resources. The Company's ability to compete effectively and to manage future growth, if any, would require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employees. Any failure by the Company to implement and improve any of the foregoing could have a material adverse effect on the Company's business, operating results and financial condition.

     STRATEGIC ALLIANCE. In August 1996, the Company executed a letter of intent to implement a strategic alliance with International Gaming Technology ("IGT"). IGT is the largest manufacturer of slot machines in the world. The agreement includes a $5 million investment from IGT in return for 519,481 newly issued shares of the Company's 3% convertible preferred stock, with a 12 month option to purchase an additional 519,481 shares at the same price. The strategic alliance, however, may not be fully implemented or, if implemented, such alliance could materially and adversely affect the Company's financial condition and results of operations. In addition, customers and potential customers of the Company who are competitors of IGT may view this strategic alliance unfavorably.

     LIQUIDITY. If exercised in full, the gross proceeds to the Company from the exercise of the Redeemable Warrants and the Underwriter's Warrants would be approximately $6,296,295. In addition, if the strategic alliance between IGT and the Company is implemented, IGT will be providing $5 million in financing to the Company. However, the Company may not obtain proceeds from either the exercise of the Redeemable Warrants or the Underwriter's Warrants or from the strategic alliance with IGT, sufficient funds to maintain new product development efforts and expected levels of operations may not be available and additional capital from other sources, if and when needed by the Company, may not be available on terms acceptable to the Company.

     FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's quarterly operating results have fluctuated in the past, and may fluctuate significantly in the future, due to a number of factors, including, among others, the size and timing of customer orders, the timing and market acceptance of new products by the Company, changes in the level of operating expenses, technological advances and new product introductions by the Company's competitors, competitive conditions in the industry, regulatory approval and general economic conditions. Product development and marketing costs are often incurred in periods before any revenues are recognized from the sales of products, and gross margins are lower and operating expenses are higher during periods in which such product development expenses are incurred and marketing efforts are commenced. At its current stage of operations, the Company's quarterly revenues and results of operations may be materially affected by the receipt or loss of any one order and by the timing of the delivery, installation and regulatory approval of any one order. The Company may not be able to attain or maintain profitable operations on a consistent basis. The Company believes that period to period comparisons of its financial results may not be meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock.

     RISKS OF TECHNOLOGICAL CHANGE. The markets in which the Company competes are subject to frequent technological changes and one or more of the Company's competitors may develop alternative technologies for bonusing, progressive jackpots, slot accounting, player tracking or game promotions. The Company's future results of operations will depend upon its ability to improve and market its existing products and to successfully develop, manufacture and market new products. While the Company plans to expend a significant portion of its revenues on research and development and on product enhancement, the Company may not be able to continue to improve and market its existing products or develop and market new products, or technological developments may cause the Company's products or technology to become obsolete or noncompetitive. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements could materially and adversely affect the Company's operating results.

     COMPETITION. The market for electronic slot accounting, player tracking, progressive jackpot systems and game promotion systems is highly competitive. Many of the Company's competitors have substantially greater financial, marketing and technological resources than the Company and the Company may not be able to compete successfully with them.

     PATENTS AND TRADEMARKS. The Company relies on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical security measures to protect its products. The Company has applied for U.S. patents on certain features of its Concept III product line, and may in the future apply for other U.S. patents and corresponding foreign patents. The Company may also file for patents on certain features of products that the Company may develop in the future. Notwithstanding these safeguards, it is possible for competitors of the Company to obtain its trade secrets and to imitate its products. Furthermore, others may independently develop products similar or superior to those developed or planned by the Company. While the Company may obtain patents with respect to certain of its products, the Company many not have sufficient resources to defend such patents, such patents may not afford all necessary protection and competitors may develop equivalent or superior products which may not infringe such patents.

     GOVERNMENT REGULATION; POTENTIAL RESTRICTIONS ON SALES. The Company is subject to gaming regulations in each jurisdiction in which its products are sold or are used by persons licensed to conduct gaming activities. The Company's products generally are regulated as "associated equipment," pursuant to which gaming regulators have discretion to subject the Company, its officers, directors, key employees, other affiliates, and certain shareholders to licensing, approval and suitability requirements. In the event that gaming authorities determine that any person is unsuitable to act in such capacity, the Company will be required to terminate its relationship with such person, and under certain circumstances, the Company has the right to redeem its securities from persons who are found unsuitable. See "Description of Securities -- Common Stock.'' Products offered and expected to be offered by the Company include features that are not available on products currently in use. These new features may, in some cases, result in additional regulatory review and licensing requirements for the products or the Company. Compliance with such regulatory requirements may be time consuming and expensive, and may delay or prevent a sale in one or more jurisdictions. In addition, associated equipment generally must be approved by the regulatory authorities for its use by each licensed location within the jurisdiction, regardless of whether the Company is subject to licensing, approval, or suitability requirements. Failure by the Company to obtain, or the loss or suspension of, any necessary licenses, approvals or suitability findings, may prevent the Company from selling or distributing its product in such jurisdiction. Such results may have a material adverse effect on the Company. From time to time, the Company enters into contracts that are contingent upon the Company and/or the customer obtaining the necessary regulatory approvals to sell or use the Company's products or to operate a casino. Failure to timely obtain such approvals may result in the termination of the contract of sale and the Company may be required to return all amounts paid pursuant to such contract. Failure to obtain necessary regulatory approvals could have a material adverse effect on the Company.

     DEPENDENCE ON FOUNDER. The Company's operations are materially dependent upon the services of John F. Acres, Chief Executive Officer and principal shareholder of the Company. The Company does not currently have an employment or non-competition agreement with Mr. Acres.
The Company maintains "key person" insurance on the life of Mr. Acres, payable to the Company, in the sum of $7,000,000. The loss of the services of Mr. Acres would materially and adversely affect the Company's business.

     CONTROL BY EXISTING MANAGEMENT. John F. Acres, the Chief Executive Officer of the Company, beneficially owns approximately 41% of the Company's outstanding shares of Common Stock. Because of such ownership, Mr. Acres is able to control the affairs of the Company, including the election of directors. See "Description of Securities -- Common Stock."

     ABSENCE OF DIVIDENDS. The Company has not paid any dividends on its Common Stock since its inception and does not anticipate paying any dividends in the foreseeable future. Earnings of the Company, if any, are expected to be used to finance the development and expansion of the Company's business. Any future decision with respect to dividends will depend on future earnings, future capital needs and the Company's operating and financial condition, among other factors. See "Description of Securities -- Common Stock."

     EXERCISE OF OPTIONS AND WARRANTS. As of June 30, 1996, 756,375 shares of Common Stock were subject to outstanding stock options under the Company's Stock Option Plan at exercise prices ranging from $3.00 to $10.00 per share and approximately 1,068,600 shares were issuable upon exercise of outstanding warrants at exercise prices ranging from $4.75 to $9.00 per share. While outstanding options and warrants are exercisable, the holders thereof have the opportunity to profit from a rise in the market price of the common stock. The Company may find it more difficult to raise additional equity capital while the options and warrants are outstanding. At any time when the holders might be expected to exercise their options and warrants, the Company would probably be able to obtain additional equity capital on terms more favorable than those provided in the options and warrants being exercised. Holders of options and warrants do not have any of the rights or privileges of shareholders of the Company prior to exercise of the options and warrants.

                              USE OF PROCEEDS

     The gross proceeds to the Company from the exercise of the Redeemable Warrants and the Underwriter's Warrants are estimated to be as much as $6,296,295, assuming all of the Redeemable Warrants and the Underwriter's Warrants are exercised, or as little as nothing. The net proceeds (if any) from the exercise of the Redeemable Warrants and the Underwriter's Warrants will be used to finance the operation and expansion of the Company's business. The Company expects to use approximately $4,000,000 of the net proceeds for research and development costs in connection with the enhancement of the Company's Concept III product line, approximately $100,000,000 for expansion of sales and support activities by hiring of additional personnel, approximately $500,000 to fund capital expenditures for computers and other equipment, primarily for use by the Company's engineering staff. The Company anticipates that the remaining net proceeds (if any) will be used for funding of inventories, and other general corporate and working capital purposes. The foregoing discussion assumes that the Company will receive net proceeds of $6,296,295. Since the actual amount of net proceeds is uncertain, the foregoing uses and amounts only represent management's current expectations as to the application of such proceeds as they are received by the Company.

                          DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.01 par value. As of August 31, 1996, these were 7,621,600 shares outstanding and approximately 230 holders of record of the Company's Common Stock. The Company estimates that there are over 1,000 beneficial owners of the Company's stock.

     Holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. The Company intends to retain any earnings to finance the development of its business. Accordingly, the Company does not anticipate payment of any dividends on the Common Stock in the foreseeable future. In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to receive a pro rata share of the net assets of the Company remaining after payment or provision for payment of the debts and other liabilities of the Company.

     Holders of Common Stock are entitled to one vote per share in all matters to be voted upon by shareholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors. Holders of Common Stock have no preemptive rights to subscribe for or to purchase any additional shares of Common Stock or other obligations convertible into shares of Common Stock which may hereafter be issued by the Company.

     The Company's Articles of Incorporation provide that the Company may redeem, at fair market value, securities held by any person or entity whose status as a security holder, in the opinion of the Board of Directors of the Company, may result in the disapproval, modification or non-renewal of any contract or the loss or non-reinstatement of any license or franchise from any governmental agency held by the Company or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of capital stock meeting certain criteria. These restrictions are contained in a legend on each certificate evidencing shares of Common Stock.

     In addition, on December 21, 1995, the Company was licensed by the Nevada Gaming Commission ("Nevada Commission") as a publicly traded corporation ("Registered Corporation"). Under the Nevada Gaming Control Act ("Nevada Act"), any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated and have his suitability as a beneficial holder of the Company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada.

     The Nevada Act requires any person who individually, or in conjunction with others, directly or indirectly acquires beneficial ownership of more than 5% of the voting securities of the Company to report such acquisition to the Nevada Commission within ten days following the required, or voluntary, reporting of such acquisition with the Commission. Likewise, the Nevada Act requires any person who individually, or in conjunction with others, directly or indirectly acquires beneficial ownership of more than 10% of the voting securities of the Company to report such acquisition to the Nevada Commission in the same manner, and further, to apply to the Nevada Commission for a finding of suitability to be associated with the Company within 30 days after the chairman of the Nevada Board mails a written notice to such person(s) requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the voting securities of the Company may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only.

     All of the outstanding shares of Common Stock, including the Shares offered hereby, are, or upon the exercise of the Redeemable Warrants or the Underwriter's Warrants will be, fully paid and non-assessable. Holders of Common Stock of the Company are not liable for further calls or assessments.

REDEEMABLE WARRANTS AND UNDERWRITER'S WARRANTS

      A total of 868,506 shares of Common Stock may be sold pursuant to this Prospectus upon exercise of the Redeemable Warrants and Underwriter's Warrants. The Redeemable Warrants were issued by the Company in

November 1993 at an exercise price of $7.50 per share, subject to adjustment as a result of certain events. The Redeemable Warrants are exercisable until October 28, 1996, unless earlier called for redemption by the Company. The Redeemable Warrants are redeemable, in whole, by the Company at a redemption price of $.01 per Redeemable Warrant at any time, subject to certain conditions, on not less than 30 days written notice. If the Redeemable Warrants are called for redemption, Warrantholders may exercise their rights until the close of business on the date fixed for redemption, unless extended by the Company. In connection with its initial public offering, the Company granted 145,000 Underwriter's Warrants in November 1993. Each Underwriter's Warrant entitles the holder to purchase one Unit, consisting of one share of Common Stock and one-half Redeemable Warrant, for an exercise price of $6.00. The Underwriter's Warrants expire in November 1998. There are 723,506 Redeemable Warrants (including the Redeemable Warrant component of the Underwriter's Warrants) and 145,000 Underwriter's Warrants outstanding.

NEVADA CORPORATION LAW

     The Company is governed by the provisions of Chapter 78 of the Nevada Revised Statutes, including, without limitation, Sections 78.378 through
78.3793 and 78.411 through 78.444 of the Nevada General Corporation Law.
Section 78.379 provides that an acquiring person shall obtain only such rights in acquired control shares as are conferred by a resolution of the shareholders of a corporation. Generally, this section applies to the acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, enable the acquiring person to exercise 20% or more of all the voting power of the corporation in the election of directors. In general, Section 78.438 prohibits a resident domestic Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.
An "interested stockholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within three years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

INDEMNIFICATION AND WAIVER OF DIRECTOR LIABILITY

     The Nevada corporation law provides that a Company may indemnify its officers, directors and employees for liability arising out of certain actions. The Company has included in its Articles of Incorporation and Bylaws provisions to indemnify its directors and officers to the fullest extent permitted by Nevada General Corporations Law. Such indemnification may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such indemnification provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Company has adopted in its Articles of Incorporation a provision which limits personal liability for breach of the fiduciary duty of its directors, to the extent provided by Section 78.037 of the Nevada General Corporations Law. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to the Company, liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, liability based on payments of improper dividends, and liability for acts occurring prior to the date such provision was added.

TRANSFER AGENT AND REGISTRAR

     Norwest Bank Minnesota, National Association, South St. Paul, Minnesota, is the Transfer Agent and registrar for the Common Stock of the Company.

                            PLAN OF DISTRIBUTION

     All of the Units to be issued upon exercise of the Underwriter's Warrants and all of the Shares to be issued upon the exercise of the Redeemable Warrants are to be offered for the account of the Company. The Company will not pay any sales commissions or other seller's compensation in connection with the exercise of the Underwriter's Warrants or the Redeemable Warrants. Shares issued upon the exercise of the Underwriter's Warrants or the Redeemable Warrants will be freely tradable by the holders thereof, subject to compliance with applicable state securities laws and except for such Shares received by persons who may be deemed to be "affiliates" of the Company (within the meaning of Rule 144). Persons who are deemed to be affiliates of the Company within the meaning of Rule 144 may not publicly offer or sell such Shares received upon exercise of the Underwriter's Warrants or the Redeemable Warrants except pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 (without regard to the applicable holding period provided thereunder). The Company has not been advised when or whether the holders of the Underwriter's Warrants or the Redeemable Warrants intend to exercise the Underwriter's Warrants or the Redeemable Warrants, or if they do so, whether they intend to sell their securities received as a result of such exercise.

                                LEGAL MATTERS

     The validity of certain of the Shares of Common Stock offered hereby has been passed upon for the Company by Winthrop & Weinstine, P.A., Minneapolis, Minnesota. The validity of the Units offered hereby (including the other Shares of Common Stock offered hereby) has been passed on by Perkins Coie, Portland, Oregon.

                                   EXPERTS

     The audited financial statements of the Company incorporated by reference in this Prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

-----------------------------------------------------------
-----------------------------------------------------------

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                  ----------------

                  TABLE OF CONTENTS

                                                       Page
                                                       ----
Available Information................................    2
Incorporation of Certain Documents by Reference......    2
Risk Factors.........................................    3
Use of Proceeds......................................    6
Description of Securities............................    6
Plan of Distribution.................................    9
Legal Matters........................................    9
Experts..............................................    9

-----------------------------------------------------------
-----------------------------------------------------------

-----------------------------------------------------------
-----------------------------------------------------------

               723,506 Shares of Common Stock
                            and
                       145,000 Units
               Consisting of 145,000 Shares of
             Common Stock and 72,500 Redeemable
               Common Stock Purchase Warrants

                      ACRES GAMING
                      INCORPORATED



                    October 8, 1996

-----------------------------------------------------------
-----------------------------------------------------------

                                 PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                      AMOUNT
                                                    ----------
   SEC Registration Fee...........................      216.00
   Accounting Fees and Expenses*..................    5,000.00
   Legal Fees and Expenses*.......................   27,500.00
   Blue Sky Fees and Expenses*....................    2,500.00
   Printing, including Registration Statement,
     Prospectus, etc.*............................   15,000.00
   Miscellaneous Expenses*........................    5,000.00
                                                    ----------
   TOTAL EXPENSES*................................  $55,216.00
                                                    ----------
                                                    ----------

   -------------
   *Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 78.751 of the Nevada General Corporations Law provides that a corporation may indemnify its current and former officers, directors, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits or proceedings, except by an action by or in the right of the corporation, in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been adjudged to be liable to the corporation, (ii) acted in good faith, (iii) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful and
(iv) reasonably believed that the conduct was in the best interests of the corporation. Section 78.752 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation should have the power to indemnify the person against the liability under the provisions of such section.

      The Company has adopted in its Articles of Incorporation a provision which limits personal liability for breach of the fiduciary duty of its directors, to the extent provided by Section 78.037 of the Nevada General Corporations Law. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to the Company, liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, liability based on payments of improper dividends, and liability for acts occurring prior to the date such provision was added.

      Article IX of the Bylaws of the Company provides that the directors, officers and representatives of the Company shall have the rights to indemnification in accordance with, and to the fullest extent provided by,
Section 78.751 of the Nevada General Corporations Law.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER     DESCRIPTION
-------    -----------
 5.1* Opinion of Winthrop & Weinstine, P.A., regarding legality of certain of the Shares of Common Stock being registered

 5.2 Opinion of Perkins Coie regarding legality of the Units, including the other Shares of Common Stock being registered.

23.1       Consent of Authur Andersen LLP

23.2* Consent of Winthrop & Weinstine, P.A. (included in the opinion filed as Exhibit 5.1)

23.3       Consent of Perkins Coie (included in the opinion filed as
           Exhibit 5.2)
_____________
* Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form SB-2 filed with the Commission on October 13, 1993.

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Post-Effective Amendment No. 5 on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corvallis, State of Oregon, on October 7, 1996.

                                       ACRES GAMING INCORPORATED


                                       By: /s/ JOHN F. ACRES
                                          -----------------------------
                                          John F. Acres
                                          Chief Executive Officer


                              POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints John F. Acres and Robert W. Brown, or either of them, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such peron's name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-3 of Acres Gaming Incorporated and any or all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits hereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may awlfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                      Title                                    Date
---------                      -----                                    ----
/s/ John F. Acres              Chief Executive Officer, Secretary       October 7, 1996
-------------------------      and Director (Principal Executive
John F. Acres                  Officer)


/s/ Robert W. Brown            Chief Financial Officer and              October 7, 1996
-------------------------      Treasurer (Principal Financial and
Robert W. Brown                Accounting Officer)

                              INDEX TO EXHIBITS
                                 TO FORM S-3
                       FOR ACRES GAMING INCORPORATED


Exhibit
Number          Description
-------         -----------

 5.1* Opinion of Winthrop & Weinstine, P.A., regarding legality of certain of the shares of Common Stock being registered

 5.2 Opinion of Perkins Coie regarding legality of the Units, including the other Shares of Common Stock being registered.

23.1            Consent of Arthur Andersen LLP

23.2* Consent of Winthrop & Weinstine, P.A. (included in the opinion filed as Exhibit 5.1)

23.3 Consent of Perkins Coie (included in the opinion filed as Exhibit 5.2)

----------------
* Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form SB-2 filed with the Commission on October 13, 1993.